Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hampton Roads Bankshares, Inc.

Norfolk, Virginia

We consent to the use of our reports dated March 10, 2008, with respect to the consolidated financial statements of Gateway Financial Holdings, Inc. and subsidiary as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting of Gateway Financial Holdings, Inc. and subsidiary, as of December 31, 2007 included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission, and incorporated by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-154959), and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 157 “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159 “Fair Value Option for Financial Assets,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007, and the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” effective January 1, 2006.

Dixon Hughes PLLC

Greenville, North Carolina

February 12, 2009